EXHIBIT 99

For Immediate Release

Contacts:	Valerie Brodie
Sr. Director, Investor Relations
949/585-4293
vbrodie@epicor.com

Epicor Reports License Revenue and Earnings Growth for Second

Quarter 2003

Generates License Revenue Growth, Cash and Earnings

Revises Guidance Upward for 2003

IRVINE, Calif., July 23, 2003 – Epicor Software Corporation (NASDAQ: EPIC), a leading provider of integrated enterprise software solutions for the midmarket, today reported its financial results for the second quarter and six months ended June 30, 2003.

Total revenues for the quarter were $36.7 million compared to $36.8 million for the second quarter 2002. Total revenues increased over the first quarter’s total revenues of $34.3 million. Software license revenue totaled $9.5 million compared to $9.3 million for the same quarter a year ago and up approximately 22% over the first quarter’s license revenues of $7.8 million. Consulting and maintenance revenues totaled $26.7 million for the second quarter 2003 flat with second quarter of 2002, and compared to $26.0 million during the first quarter 2003.

Total revenues for the six months ended June 30, 2003 were $71.0 million compared with the six-month period ended 2002 at $72.8 million. Software license revenues for the six-month period were $17.3 million compared with $17.7 in the prior year period. Consulting and maintenance revenues for the six-month period were $52.7 million compared with $53.7 million for the same period 2002.

Net income for the second quarter 2003, which includes $1.5 million in amortization of capitalized software development costs and acquired intangible assets, was $1.3 million or $0.03 earnings per diluted share. Net income also includes a restructuring charge of $1.2 million for a change in tenant sublease income related to one of the company’s facilities. This net income result compares to a net loss for the second quarter 2002 of $987,000 or $0.02 loss per diluted share and net income of $2.4 million or $0.05 earnings per diluted share in the first quarter 2003.

Epicor Announces Q2 2003 Earnings

Net income for the six months ended June 30, 2003 was $3.9 million compared with a net loss of $3.7 million for the same period ended 2002.

The company ended the second quarter 2003 with cash and cash equivalents of $45.2 million – an increase of $4.8 million or over 12% from first quarter 2003; this was the seventh consecutive quarter in which the company generated positive cash from operating activities. The company’s balance sheet at quarter-end also showed net accounts receivable of $22.7 million and deferred revenues of $36.8 million. Days sales outstanding increased slightly to 56 from 54 in the prior quarter.

Second Quarter 2003 Highlights

•	Quarterly license revenues grew year over year for the first time since 1999

•	Seventh quarter of positive cash flow from operations

•	Third consecutive quarter of operating profitability

•	Second consecutive quarter of net income

•	Delivered first Web services-based enterprise services automation solution, Epicor for Service Enterprises

•	Completed the accretive acquisition of ROI Systems, a private midmarket ERP provider with annual revenues of approximately $20 million for net cash of approximately $17 million

•	Expanded leadership position with vertical enhancement acquisitions in distribution and hospitality industry sectors

•	Added over 100 new customer name accounts during quarter

•	Strengthened management team with new CFO and Board appointments

Outlook

•	FY2003 revenue guidance in the range of $153 million, reflecting 7% year over year growth with $0.15 earnings per diluted share (versus previously stated guidance of $135 million in revenues and $0.12 earnings per diluted share)

•	FY2004 revenue outlook in the range of $170 to $173 million reflecting approximately 12% year over year growth and an expected range of $0.40 to $0.42 earnings per diluted share

“Epicor achieved better than anticipated revenues which can be attributed to our increasingly strong execution across all product groups and regions of our business,” said George Klaus, chairman, CEO and president. “We delivered license revenue growth for the

Epicor Announces Q2 2003 Earnings

second quarter 2003 over the second quarter 2002 and sequentially over the first quarter 2003. We have achieved seven consecutive quarters of positive cash flow from operations, three consecutive quarters of operating profitability and our second consecutive quarter of net income.” Klaus added, “Business conditions appear to be stabilizing within our installed based of customers and combined with our improved execution, we are positioned to be a considerable market presence in our areas of expertise providing leading enterprise software to manufacturing, distribution, hospitality and services oriented midmarket companies. Our competitive positioning and improved business outlook should contribute to continued successful performance and increased shareholder value as we pursue our balanced strategy for organic and acquisitive growth.”

The company recently announced the acquisition of ROI Systems, a midmarket ERP provider with approximately $20 million in annual revenues last year for net cash of approximately $17 million. Also as previously indicated, the acquisition is expected to be accretive to earnings, including the amortization associated with acquired intangible assets, in the fourth quarter and going forward in fiscal 2004.

Following the company’s performance in the first half of 2003 and the completion of the ROI Systems acquisition, the company has provided updated guidance for the second half of 2003. The company anticipates achieving revenues of $39 million in the third quarter and $42 million in the fourth quarter of 2003. The company expects to post $0.01 earnings per diluted share in the third quarter including charges associated with the acquisition of ROI Systems and $0.07 earnings per diluted share in the fourth quarter. With this upwardly revised guidance, fiscal year 2003 revenues are anticipated to be $153 million with expected earnings per diluted share of $0.15. Previous guidance provided earlier this January by the company was $135 million in revenues and $0.12 earnings per diluted share.

For fiscal year 2004, the company’s current outlook provides for revenues in the range of $170 to $173 million and earnings in the range of $0.40 to $0.42 earnings per diluted share reflecting improved sales visibility, continued market leadership with the delivery of its new Web services products and improved execution across its operations.

The company will hold a conference call today at 2:00 p.m. PDT for investors and analysts. The investment community is invited to participate on the call. Please dial in to the call approximately ten minutes prior to the start time. The dial in number for the conference call is (888) 662-8850. A live webcast of the call will be available to all interested parties on the “Company” section under Investor Info, of the company’s Web site at www.epicor.com. The call will be archived on the site for thirty days.

Epicor Announces Q2 2003 Earnings

About Epicor Software Corporation

Epicor is a leading provider of integrated enterprise software solutions for midmarket companies around the world. Founded in 1984, Epicor has over 15,000 customers and delivers end-to-end, industry-specific solutions that enable companies to immediately improve business operations and build competitive advantage in today’s Internet economy. Epicor’s comprehensive suite of integrated software solutions for Customer Relationship Management, Financials, Manufacturing, Supply Chain Management, Professional Services Automation and Collaborative Commerce provide the scalability and flexibility to support long-term growth. Epicor’s solutions are complemented by a full range of services, providing single point of accountability to promote rapid return on investment and low total cost of ownership, now and in the future. Epicor is headquartered in Irvine, California and has offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

# # #

Epicor is a registered trademark of Epicor Software Corporation. The product and service offerings depicted in this document are produced by Epicor Software Corporation. The foregoing statements regarding business conditions, future product development, projected future software license revenue, revenues and earnings estimates, business conditions, market presence and competitive positioning, market recovery, financial performance and shareholder value and the benefits anticipated from our acquisition of ROI Systems, which are not historical fact, are “forward-looking statements” that involve risks and uncertainties and actual results may differ materially. Such risks and uncertainties include but are not limited to, the company’s success in controlling costs, achieving operating results and margins; fluctuations in demand for the company’s products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; our ability to realize the synergies and operating efficiencies anticipate from the ROI acquisition; our ability to integrate the ROI employees and retain key personnel following the acquisition and other factors discussed in the company’s Quarterly report on Form 10-Q, for the quarter ended March 31, 2003 at pages 26-34. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. The company undertakes no obligation to revise or update publicly any forward-looking statements.

Epicor Announces Q2 2003 Earnings

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$45,152	$31,313
Accounts receivable, net	22,698	22,471
Prepaid expenses and other	3,629	3,977

Total current assets	71,479	57,761

Property and equipment, net	2,236	2,972
Software development costs, net	409	1,007
Intangible assets, net	5,871	8,477
Other assets	3,275	3,051

Total assets	$83,270	$73,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,738	$3,390
Accrued expenses	18,551	24,041
Current portion of long-term debt	555	2,229
Current portion of accrued restructuring costs	2,321	964
Deferred revenue	36,820	35,815

Total current liabilities	61,985	66,439

Long-term portion of accrued restructuring costs	2,187	3,043

Stockholders’ equity:
Preferred stock	10,423	4,859
Common stock	46	44
Additional paid-in capital	250,725	246,936
Less: treasury stock	(161)	(87)
Less: unamortized stock compensation expense	(7,282)	(723)
Less: notes receivable from officers for issuance of restricted stock	—	(7,796)
Accumulated other comprehensive loss	(1,179)	(2,305)
Accumulated deficit	(233,474)	(237,142)

Net stockholders’ equity	19,098	3,786

Total liabilities and stockholders’equity	$83,270	$73,268

Epicor Announces Q2 2003 Earnings

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
License fees	$9,517	$9,250	$17,322	$17,656
Consulting	8,736	9,731	17,115	19,523
Maintenance	17,958	16,991	35,561	34,132
Other	481	835	1,025	1,480

Total revenues	36,692	36,807	71,023	72,791

Cost of revenues	13,730	14,663	26,871	30,139
Amortization of intangible assets and
capitalized software development costs	1,517	1,776	3,229	3,556

Total cost of revenues	15,247	16,439	30,100	33,695

Gross profit	21,445	20,368	40,923	39,096

Operating expenses:
Sales and marketing	8,810	11,273	16,968	21,995
Software development	4,692	4,543	9,460	9,349
General and administrative	4,714	5,052	8,308	10,970
Stock based compensation expense	815	207	1,091	434
Restructuring charges	1,230	—	1,230	—

Total operating expenses	20,261	21,075	37,057	42,748

Income (loss) from operations	1,184	(707)	3,866	(3,652)
Other income (expense), net	197	(280)	133	(62)

Income (loss) before income taxes	1,381	(987)	3,999	(3,714)
Provision for income taxes	(90)	—	(90)	—

Net income (loss)	$1,291	$(987)	$3,909	$(3,714)

Preferred stock accretion of beneficial conversion	—	—	(241)	—

Net income (loss) applicable to common stockholders	$1,291	$(987)	$3,668	$(3,714)

Net income (loss) per share applicable to common stockholders:
Basic	$0.03	$(0.02)	$0.09	$(0.09)
Diluted	$0.03	$(0.02)	$0.08	$(0.09)
Weighted average common shares outstanding:
Basic	42,522	43,781	42,798	43,482
Diluted	48,367	43,781	46,882	43,482